Exhibit 99.1

SolarWinds Announces Third Quarter 2013 Results
AUSTIN, Texas - October 29, 2013 - SolarWinds® (NYSE: SWI), a leading provider of powerful and affordable IT management software, today reported results for its third quarter ended September 30, 2013.

•	Total revenue for the third quarter of $87.9 million, representing 23% year-over-year growth.

•	Combined maintenance and subscription revenue for the third quarter of $53.5 million, representing 42% year-over-year growth in recurring revenue.

•	GAAP diluted earnings per share of $0.30 and non-GAAP diluted earnings per share of $0.41 for the third quarter.

•	GAAP operating income of $31.9 million, or a GAAP operating margin of 36%, and non-GAAP operating income of $43.9 million, or a non-GAAP operating margin of 50% for the third quarter.

Financial Results
SolarWinds reported total revenue for the third quarter of 2013 of $87.9 million, a 23% increase over total revenue for the third quarter of 2012. Total recurring revenue, comprised of subscription revenue of $3.2 million and record maintenance revenue of $50.3 million, reached $53.5 million, increasing by 42% over the third quarter of 2012 and now represents over 60% of total revenue. License revenue increased to $34.4 million for the third quarter of 2013, driven by commercial market new license sales growth of 5% partially offset by a 22% decline in U.S. Federal new license sales.
On a GAAP basis, diluted earnings per share were $0.30 for the third quarter of 2013 compared to $0.29 for the third quarter of 2012. Non-GAAP diluted earnings per share were $0.41 for the third quarter of 2013 compared to $0.37 for the third quarter of 2012.
Net cash provided by operating activities was $42.0 million for the third quarter of 2013 compared to $34.9 million for the third quarter of 2012, representing a year-over-year increase of 20%. Free cash flow was $42.3 million for the third quarter of 2013 compared to $37.1 million for the third quarter of 2012, representing a year-over-year increase of 14%. Cash, cash equivalents, and investments at the end of the third quarter of 2013 were $222.9 million, an increase of $26.7 million from the end of the second quarter of 2013.
The financial results included in this press release are preliminary and pending final review by the company and its external auditors. Financial results will not be final until SolarWinds files its quarterly report on Form 10-Q for the period. Information about SolarWinds' use of these non-GAAP financial measures is provided below under “Non-GAAP Financial Measures.”

Recent Business Highlights

“Our third quarter results serve to highlight some of the improvements we made in our business," said Kevin Thompson, SolarWinds’ President and Chief Executive Officer.  “The focus we placed on capitalizing on our opportunity within network management drove the highest individual and collective commercial market growth of SolarWinds Network Performance Monitor, Netflow Traffic Analyzer, and Network Configuration Monitor in six quarters.  Within our systems management product portfolio, both our flagship Server and Application Monitor and Virtualization Manager saw solid year-over-year commercial market growth, reflecting the efforts we made to increase our relevance to sysadmins and penetrate the significant opportunity we believe exists for SolarWinds in systems management,” continued Thompson.

 “In addition, the efforts we have made to expand the depth of our EMEA sales leadership team resulted in stronger results than we had expected for the third quarter growing over 12% sequentially. Our global commercial market business performed well, showing growth acceleration across many product areas. The one main area of disappointment in the quarter was our U.S. Federal sales results. Despite a strong start to the quarter, we believe the recent government shutdown prevented a number of deals from closing this quarter, which negatively impacted our overall third quarter results. We are focused on continuing the momentum that we have built in our commercial business and believe that our U.S. Federal business will get back on track now that the U.S. Federal government is back at work. We also are planning to continue to broaden the scope of IT management problems we can address and the number of IT Pros to whom we are relevant,” added Thompson.

Recent SolarWinds business highlights include:

•
The company recently completed the acquisition of privately held Confio® Software, the makers of the award-winning Confio Ignite® database performance management software. SolarWinds acquired Confio, which is headquartered in Boulder, CO, for $103 million in cash. Given the importance of databases to the levels of service that IT organizations are expected to deliver, SolarWinds believes that a significant opportunity exists to deliver an expanded IT infrastructure management portfolio integrated with robust, heterogeneous database performance management.

•
SolarWinds concluded a search for a key member of the leadership team, and selected John F. Rizzo as SolarWinds’ new Executive Vice President, Chief Marketing and Customer Officer, effective November 4, 2013. Mr. Rizzo, formerly CMO of Jive Software, will report to Kevin Thompson, president and CEO, and will help drive the evolution of SolarWinds’ marketing strategy, as well as the company’s new, focused customer experience initiative.

•
During the third quarter, SolarWinds released several new versions of their core products including the latest release of Server & Application Monitor (SAM), which extends the product’s capabilities to database monitoring. The latest version of SAM provides sysadmins, DBA’s and SQL developers with instant visibility into Microsoft SQL Server performance through AppInsight for SQL.  SAM also features a new baseline threshold calculator for identifying abnormal server and application performance and an extensive dashboard for tracking IT asset inventory.   In addition, Virtualization Manager now integrates with SAM, providing comprehensive monitoring and visibility for the entire virtualized application stack - applications, virtual machines (VMs), hosts, clusters and datastores. The company also began aggressive investment to accelerate product development. The investments are designed to allow the company to more rapidly enhance its product offerings based on the needs of IT Pros with a number of new product releases and advances.

•
SolarWinds products and overall corporate performance were recognized, once again, by its users and the industry. Most recently, the company was named one of Network World’s “Ten Most Powerful Companies in Network Management.” Forbes featured SolarWinds on its “Best Small Companies in America” and “Fastest Growing Tech Companies” lists. And, SolarWinds Server and Application Monitor was named 2013 Market Leader for APM Software by IT Brand Pulse based on its survey of IT Professionals conducted in September 2013. In addition, N-able™ by SolarWinds was named a 2013 Tech Innovator by CRN. The win marks the second consecutive year N-able has won the top spot in the managed services category.

•
SolarWinds also announced changes in its financial leadership with two internal promotions during the quarter.  Jason Ream was named Executive Vice President and Chief Financial Officer and Bart Kalsu was named Executive Vice President and Chief Accounting Officer.

•	SolarWinds initiated a $50 million share repurchase program, reflecting the management team and board of directors’ confidence in the long-term strategy of the company.

“Looking ahead, we continue to be excited about the significant opportunity that we see in IT management.  To target that opportunity, we increased the level of product development, marketing and sales investment in our business as we moved through the third quarter.  We believe those investments drove an improvement in growth in our business, especially for our network management products, during the quarter,” said Jason Ream, SolarWinds’ Executive Vice President and Chief Financial Officer.  “Moving into the fourth quarter, we have continued to invest in our business at an accelerated pace in an effort to capitalize on our market opportunity and build upon the early momentum we believe we have created,” added Ream.
Financial Outlook
As of October 29, 2013, SolarWinds is providing its financial outlook for its fourth quarter and full year of 2013. The financial information below represents forward-looking non-GAAP financial information, including an estimate of non-GAAP operating income as a percentage of revenue, and non-GAAP diluted earnings per share, for the fourth quarter of 2013 and for the full year 2013. These non-GAAP financial measures exclude, among other items mentioned below, stock-based compensation expense and related employer-paid payroll taxes. SolarWinds cannot reasonably estimate the expected stock-based compensation expense and related employer-paid payroll taxes for these future periods as the amounts depend upon such factors as the future price of SolarWinds' stock for purposes of computation. In addition, costs related to non-recurring items and acquisitions are not costs that SolarWinds can estimate because they are a function of what non-recurring items and acquisitions, if any, occur and the kind of costs incurred in connection with any such non-recurring items or acquisitions.

Financial Outlook for the Fourth Quarter of 2013
SolarWinds' management currently expects to achieve the following results for the fourth quarter of 2013, which includes the impact of the Confio acquisition completed on October 7, 2013:

•	Total revenue in the range of $90.3 to $92.2 million, or 23% to 25% growth over the fourth quarter of 2012.

•	Non-GAAP operating income representing 40% to 41% of revenue.

•	Non-GAAP diluted earnings per share of $0.33 to $0.34.

•	Weighted average outstanding diluted shares of approximately 77.1 million.
Financial Outlook for Full Year 2013
SolarWinds' management currently expects to achieve the following results for the full year 2013, which includes the impact of the Confio acquisition completed on October 7, 2013:

•	Total 2013 revenue in the range of $329.3 to $331.2 million, or 22% to 23% year-over-year growth.

•	Non-GAAP operating income for the full year representing approximately 50% of revenue.

•	Non-GAAP diluted earnings per share of $1.56 to $1.57.

•	Weighted average outstanding diluted shares of approximately 76.7 million.

Conference Call and Webcast
In conjunction with this announcement, SolarWinds will host a conference call today to discuss its financial results and other business at 4:00pm CT (5:00pm ET/2:00pm PT). A live webcast of the event, including any supplemental information, will be available on the SolarWinds Investor Relations website at http://ir.solarwinds.com. A live dial-in will be available domestically at 800-723-6498 and internationally at +1-785-830-7989. To access the live call, please dial in 5-10 minutes before the scheduled start time. A replay of the webcast will be available on a temporary basis shortly after the event on the SolarWinds Investor Relations website.
Forward-Looking Statements
This press release contains “forward-looking” statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding SolarWinds' financial outlook for the fourth quarter and full year 2013, our belief that our U.S. Federal business will get back on track, our ability to continue the momentum we believe we are building in our commercial business, our ability to continue to broaden the scope of IT management problems we can address and the number of IT Pros to whom we are relevant, the existing opportunity to deliver an expanded IT infrastructure management portfolio integrated with a robust, heterogeneous database performance management and our plans for investments in our business. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “believe,” “will,” “expect,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the inability to generate significant volumes of sales leads from Internet search engines, marketing campaigns and traffic to our websites; (b) the possibility that general economic conditions or uncertainty cause information technology spending to be reduced or purchasing decisions to be delayed; (c) the inability to expand our sales operations effectively; (d) the presence or absence of occasional large customer orders, including in particular those placed by the U.S. federal government; (e) the inability to increase sales to existing customers and to attract new customers; (f) SolarWinds' ability to successfully identify, complete, and integrate acquisitions; (g) the timing and success of new product introductions and product upgrades by SolarWinds or its competitors; (h) potential foreign exchange gains and losses related to expenses and sales denominated in currencies other than the functional currency of an associated entity; and (i) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission, including the risk factors discussed in our Annual Report on Form 10-K for the period ended December 31, 2012 and the Form 10-Q that SolarWinds anticipates filing on or before November 12, 2013. All information provided in this release is as of the date hereof and SolarWinds undertakes no duty to update this information except as required by law.
Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with GAAP, this press release and the accompanying tables contain certain non-GAAP financial measures. The tables below set forth a reconciliation of each of these non-GAAP measures to a GAAP financial measure that we consider to be most comparable. SolarWinds believes that each of these non-GAAP financial measures provides meaningful supplemental information regarding its performance by excluding certain items that may not be indicative of its core business operations. SolarWinds' management and Board of Directors use certain of these non-GAAP measures to assess operational performance, allocate resources, prepare annual budgets, and determine employee incentive compensation. Accordingly, these measures may provide helpful insight to investors into the motivation and decision-making of management in operating the business. SolarWinds considers free cash flow also to be a liquidity measure that provides important information regarding the cash generated by the business after the purchase of property and equipment that can then be used for, among other things, strategic acquisitions and investments in the business, stock repurchases and funding ongoing operations.

SolarWinds also believes that these non-GAAP financial measures are used by investors and security analysts to (a) compare and evaluate its performance from period to period and (b) compare its performance to those of its competitors. These non-GAAP measures exclude certain items that can vary substantially from company to company depending upon their financing and accounting methods, the book value of their assets, their capital structures and the method by which their assets were acquired.

There are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Certain items that are excluded from these non-GAAP financial measures can have a material impact on operating and net income. In addition, free cash flow does not represent the total increase or decrease in the cash balance for the period.
As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, the most comparable GAAP measures. SolarWinds' management and Board of Directors compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are set forth in the tables below.
About SolarWinds
SolarWinds (NYSE: SWI) provides powerful and affordable IT management software to customers worldwide from Fortune 500 enterprises to small businesses. In all of our market areas, our approach is consistent. We focus exclusively on IT Pros and strive to eliminate the complexity that they have been forced to accept from traditional enterprise software vendors. SolarWinds delivers on this commitment with unexpected simplicity through products that are easy to find, buy, use and maintain while providing the power to address any IT management problem on any scale. Our solutions are rooted in our deep connection to our user base, which interacts in our thwack® online community to solve problems, share technology and best practices, and directly participate in our product development process. Learn more today at http://www.solarwinds.com.
SolarWinds, SolarWinds& Design, thwack, Confio and Confio Ignite are registered trademarks of SolarWinds and Confio. All other SolarWinds, N-able and Confio marks are the exclusive property of SolarWinds, N-able or Confio, may be pending registration with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries. All other company and product names mentioned are used only for identification purposes and may be trademarks or registered trademarks of their respective companies.
Copyright © 2013 SolarWinds Worldwide, LLC. All rights reserved.
CONTACTS:

Investors:	Media:
Dave Hafner Phone: 512.682.9867 ir@solarwinds.com	Tiffany Nels Phone: 512.682.9545 pr@solarwinds.com

SolarWinds, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share information)
(Unaudited)

	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$182,831	$179,702
Short-term investments	23,276	49,276
Accounts receivable, net of allowances of $345 and $271 as of September 30, 2013 and December 31, 2012, respectively	45,544	32,506
Income tax receivable	745	142
Deferred taxes	2,030	1,712
Prepaid and other current assets	4,434	3,322
Total current assets	258,860	266,660
Property and equipment, net	8,644	8,342
Long-term investments	16,819	12,823
Deferred taxes	3,031	338
Goodwill	253,605	158,601
Intangible assets and other, net	94,099	70,631
Total assets	$635,058	$517,395
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,868	$4,050
Accrued liabilities and other	13,337	14,226
Accrued earnout	—	121
Income taxes payable	3,334	4,037
Current portion of deferred revenue	120,637	97,672
Total current liabilities	143,176	120,106
Long-term liabilities:
Deferred revenue, net of current portion	6,685	5,084
Non-current deferred taxes	2,729	483
Other long-term liabilities	14,255	8,908
Total liabilities	166,845	134,581
Stockholders’ equity:
Common stock, $0.001 par value: 123,000,000 shares authorized and 75,244,873 and 74,633,412 shares issued and outstanding as of September 30, 2013 and December 31, 2012, respectively	75	75
Additional paid-in capital	243,882	229,277
Accumulated other comprehensive income (loss)	1,030	(1,145)
Accumulated earnings	223,226	154,607
Total stockholders’ equity	468,213	382,814
Total liabilities and stockholders’ equity	$635,058	$517,395

SolarWinds, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share information)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Revenue:
License	$34,358	$34,008	$96,300	$90,919
Maintenance and other	50,283	37,715	137,841	104,515
Subscription	3,222	—	4,151	—
Total revenue	87,863	71,723	238,292	195,434
Cost of license revenue	2,646	2,080	8,263	5,820
Cost of maintenance and other revenue	2,942	2,511	8,578	7,314
Cost of subscription revenue	1,511	—	2,046	—
Gross profit	80,764	67,132	219,405	182,300
Operating expenses:
Sales and marketing	25,962	19,146	66,538	53,289
Research and development	9,558	7,214	25,622	20,814
General and administrative	13,383	9,288	34,758	26,107
Total operating expenses	48,903	35,648	126,918	100,210
Operating income	31,861	31,484	92,487	82,090
Other income (expense):
Interest income	91	112	324	307
Other income (expense), net	(6)	90	(497)	41
Total other income (expense)	85	202	(173)	348
Income before income taxes	31,946	31,686	92,314	82,438
Income tax expense	9,123	9,200	23,695	23,394
Net income	$22,823	$22,486	$68,619	$59,044
Net income per share:
Basic earnings per share	$0.30	$0.30	$0.91	$0.80
Diluted earnings per share	$0.30	$0.29	$0.90	$0.78
Weighted-average shares used to compute net income per share:
Shares used in computation of basic earnings per share	75,371	74,344	75,202	74,038
Shares used in computation of diluted earnings per share	76,466	76,303	76,580	75,871

SolarWinds, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
GAAP cost of revenue	$7,099	$4,591	$18,887	$13,134
Amortization of intangible assets (1)	(2,633)	(1,766)	(7,768)	(5,151)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(189)	(86)	(502)	(249)
Restructuring charges (4)	(17)	—	(27)	—
Non-GAAP cost of revenue	$4,260	$2,739	$10,590	$7,734

GAAP gross profit	$80,764	$67,132	$219,405	$182,300
Amortization of intangible assets (1)	2,633	1,766	7,768	5,151
Stock-based compensation expense and related employer-paid payroll taxes (2)	189	86	502	249
Restructuring charges (4)	17	—	27	—
Non-GAAP gross profit	$83,603	$68,984	$227,702	$187,700

GAAP sales and marketing expense	$25,962	$19,146	$66,538	$53,289
Stock-based compensation expense and related employer-paid payroll taxes (2)	(1,945)	(1,209)	(6,385)	(3,723)
Restructuring charges (4)	(190)	—	(223)	—
Non-GAAP sales and marketing expense	$23,827	$17,937	$59,930	$49,566

GAAP research and development expense	$9,558	$7,214	$25,622	$20,814
Stock-based compensation expense and related employer-paid payroll taxes (2)	(1,071)	(784)	(3,407)	(2,295)
Restructuring charges (4)	(91)	—	(99)	—
Non-GAAP research and development expense	$8,396	$6,430	$22,116	$18,519

GAAP general and administrative expense	$13,383	$9,288	$34,758	$26,107
Amortization of intangible assets (1)	(2,482)	(1,857)	(6,320)	(5,515)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(2,470)	(1,900)	(7,584)	(5,564)
Acquisition related adjustments (3)	(402)	(498)	(1,006)	(831)
Restructuring charges (4)	(529)	—	(961)	—
Non-GAAP general and administrative expense	$7,500	$5,033	$18,887	$14,197

GAAP operating expenses	$48,903	$35,648	$126,918	$100,210
Amortization of intangible assets (1)	(2,482)	(1,857)	(6,320)	(5,515)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(5,486)	(3,893)	(17,376)	(11,582)
Acquisition related adjustments (3)	(402)	(498)	(1,006)	(831)
Restructuring charges (4)	(810)	—	(1,283)	—
Non-GAAP operating expenses	$39,723	$29,400	$100,933	$82,282

GAAP operating income	$31,861	$31,484	$92,487	$82,090
Amortization of intangible assets (1)	5,115	3,623	14,088	10,666
Stock-based compensation expense and related employer-paid payroll taxes (2)	5,675	3,979	17,878	11,831
Acquisition related adjustments (3)	402	498	1,006	831
Restructuring charges (4)	827	—	1,310	—
Non-GAAP operating income	$43,880	$39,584	$126,769	$105,418

GAAP other income (expense)	$85	$202	$(173)	$348
Acquisition related adjustments (3)	—	31	4	53
Non-GAAP other income (expense)	$85	$233	$(169)	$401

GAAP income tax expense	$9,123	$9,200	$23,695	$23,394
Income tax effect on non-GAAP exclusions (5)	3,183	2,240	9,308	6,456
Non-GAAP income tax expense	$12,306	$11,440	$33,003	$29,850

GAAP net income	$22,823	$22,486	$68,619	$59,044
Amortization of intangible assets (1)	5,115	3,623	14,088	10,666
Stock-based compensation expense and related employer-paid payroll taxes (2)	5,675	3,979	17,878	11,831
Acquisition related adjustments (3)	402	529	1,010	884
Restructuring charges (4)	827	—	1,310	—
Tax benefits associated with above adjustments (5)	(3,183)	(2,240)	(9,308)	(6,456)
Non-GAAP net income	$31,659	$28,377	$93,597	$75,969

Non-GAAP diluted earnings per share (6)	$0.41	$0.37	$1.22	$1.00
Weighted-average shares used in computing diluted earnings per share	76,466	76,303	76,580	75,871

Percentage of Revenue:

GAAP gross profit	91.9%	93.6%	92.1%	93.3%
Non-GAAP adjustments (1)(2)(4)	3.2	2.6	3.5	2.8
Non-GAAP gross profit	95.2%	96.2%	95.6%	96.0%

GAAP operating margin	36.3%	43.9%	38.8%	42.0%
Non-GAAP adjustments (1)(2)(3)(4)	13.7	11.3	14.4	11.9
Non-GAAP operating margin	49.9%	55.2%	53.2%	53.9%

GAAP net income	26.0%	31.4%	28.8%	30.2%
Non-GAAP adjustments (1)(2)(3)(4)(5)	10.1	8.2	10.5	8.7
Non-GAAP net income	36.0%	39.6%	39.3%	38.9%

(1)
Amortization of Intangible Assets. We provide non-GAAP information which excludes expenses for the amortization of intangible assets which primarily relate to purchased intangible assets associated with our acquisitions. We believe that eliminating this expense from our non-GAAP measures is useful to investors, because the amortization of intangible assets can be inconsistent in amount and frequency and is significantly impacted by the timing and magnitude of our acquisition transactions, which also vary in frequency from period to period. Accordingly, we analyze the performance of our operations in each period without regard to such expenses.

(2)
Stock-Based Compensation Expense and Related Employer-Paid Payroll Taxes. We provide non-GAAP information which excludes expenses for stock-based compensation and related employer-paid payroll taxes. We believe the exclusion of these items allows for financial results that are more indicative of our continuing operations. We believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types. Employer-paid payroll taxes on stock-based compensation is dependent on our stock price and the timing of the taxable events related to the equity awards, over which our management has little control, and does not correlate to the core operation of our business. Because of these unique characteristics of stock-based compensation and the related employer-paid payroll taxes, management excludes these expenses when analyzing the organization's business performance.

(3)
Acquisition Related Adjustments. We exclude certain expense items resulting from acquisitions including the following, when applicable: (i) amortization of purchased intangible assets associated with our acquisitions (see Note 1 for further discussion); (ii) legal, accounting and advisory fees to the extent associated with acquisitions; (iii) changes in fair value of contingent consideration; (iv) costs related to integrating the acquired businesses; and (v) restructuring costs, including adjustments related to changes in estimates, related to acquisitions. We consider these adjustments, to some extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, acquisitions result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our organic business operations, with respect to each acquisition. We believe that providing non-GAAP information for acquisition related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to our historical results and results of less acquisitive peer companies, both with and without such adjustments.

(4)
Restructuring Charges. We provide non-GAAP information that excludes restructuring charges such as severance, relocation and benefits and the estimated costs of exiting and terminating facility lease commitments, including accelerated depreciation on leasehold improvements and fixed assets, as they relate to our corporate restructuring and exit activities. These restructuring charges are inconsistent in amount and are significantly impacted by the timing and nature of these events. Therefore, although we may incur these types of expenses in the future, we believe that eliminating these charges for purposes of calculating the non-GAAP financial measures facilitates a more meaningful evaluation of our current operating performance and comparisons to our past operating performance.

(5)
Income Tax Effect of Non-GAAP Exclusions. We believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the ongoing performance and future liquidity of our business.

(6)
Non-GAAP Diluted Earnings Per Share Item. We provide non-GAAP diluted earnings per share. The non-GAAP diluted earnings per share amount was calculated based on our non-GAAP net income and the shares used in the computation of GAAP diluted earnings per share.

SolarWinds, Inc.
Reconciliation of Free Cash Flow to GAAP Cash Flows From Operating Activities
(In thousands)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Reconciliation of free cash flow to GAAP cash flows from operating activities:
GAAP cash flows from operating activities	$42,004	$34,881	$113,603	$96,249
Excess tax benefit from stock-based compensation	1,500	3,737	7,746	8,921
Purchases of property and equipment	(1,217)	(1,521)	(2,963)	(3,081)
Free cash flow (1)	$42,287	$37,097	$118,386	$102,089

(1)
Free Cash Flow. We define free cash flow as cash flows from operating activities plus the excess tax benefit from stock-based compensation and less the purchases of property and equipment. We believe free cash flow is an important liquidity measure that reflects the cash generated by the business after the purchase of property and equipment that can then be used for, among other things, strategic acquisitions and investments in the business, stock repurchases and funding ongoing operations.

SolarWinds, Inc.

Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Cash flows from operating activities
Net income	$22,823	$22,486	$68,619	$59,044
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,851	4,535	17,727	13,166
Provision for doubtful accounts	134	131	261	138
Stock-based compensation expense	5,601	3,832	17,143	11,368
Deferred taxes	(1,519)	570	(4,393)	(1,085)
Excess tax benefit from stock-based compensation	(1,500)	(3,737)	(7,746)	(8,921)
Discount (premium) on investments	6	(111)	(607)	(1,178)
Other non-cash expenses	84	244	822	908
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in business combinations:
Accounts receivable	(9,605)	(10,294)	(9,706)	(12,344)
Income taxes receivable	169	(14)	133	22
Prepaid and other assets	(641)	(618)	(236)	(1,201)
Accounts payable	1,654	1,349	968	1,616
Accrued liabilities	1,453	1,932	(3,596)	2,389
Income taxes payable	4,916	4,843	11,989	13,102
Deferred revenue and other liabilities	11,578	9,733	22,225	19,225
Net cash provided by operating activities	42,004	34,881	113,603	96,249
Cash flows from investing activities
Purchases of investments	—	(7,050)	(17,288)	(48,067)
Maturities of investments	7,179	7,750	38,674	26,750
Purchases of property and equipment	(1,217)	(1,521)	(2,963)	(3,081)
Purchases of intangible assets and other long-term investments	(8,078)	(166)	(8,249)	(1,068)
Acquisition of businesses, net of cash acquired	—	(27,439)	(120,868)	(48,323)
Other investing activities	579	—	579	—
Net cash used in investing activities	(1,537)	(28,426)	(110,115)	(73,789)
Cash flows from financing activities
Repurchase of common stock	(13,852)	(138)	(18,351)	(1,472)
Exercise of stock options	2,734	2,979	8,124	8,662
Excess tax benefit from stock-based compensation	1,500	3,737	7,746	8,921
Earnout payments for acquisitions	—	(951)	—	(4,154)
Net cash provided by (used in) financing activities	(9,618)	5,627	(2,481)	11,957
Effect of exchange rate changes on cash and cash equivalents	3,088	970	2,122	(64)
Net increase in cash and cash equivalents	33,937	13,052	3,129	34,353
Cash and cash equivalents
Beginning of period	148,894	144,008	179,702	122,707
End of period	$182,831	$157,060	$182,831	$157,060
Supplemental disclosure of cash flow information
Cash paid for income taxes	$5,514	$3,724	$15,737	$11,122
Non-cash financing transactions
Accrued earnout	$—	$596	$—	$1,547